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                                                                     Exhibit 5.1

April 12, 2002


Weyerhaeuser Company
Federal Way WA 98477


Dear Sirs and Mesdames:


I am Senior Legal Counsel of Weyerhaeuser Company, a Washington corporation (the "Company") and in such capacity, I have been involved with the proceedings related to the offer by the Company to exchange its Floating Rate Notes due 2003, 5.50% Notes due 2005, 6.125% Notes due 2007, 6.75% Notes due 2012 and
7.375% Debentures due 2032 (collectively, the "Exchange Securities"), which are being registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), for an equal principal amount of its outstanding Floating Rate Notes due 2003, 5.50% Notes due 2005, 6.125% Notes due 2007, 6.75% Notes due 2012 and 7.375%
Debentures due 2032 which were issued and sold in transactions exempt from registration under the Securities Act of 1933 (the "Original Securities").

I have examined the Registration Statement and the Indenture dated as of April 1, 1986, as supplemented by the First Supplemental Indenture, dated as of February 15, 1991, the Second Supplemental Indenture dated as of February 1, 1993, the Third Supplemental Indenture dated as of October 22, 2001 and the Fourth Supplemental Indenture dated as of March 12, 2002 (the "Indenture") between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and Chemical Bank), as Trustee, under which the Exchange Securities are to be issued. I am familiar with the proceedings heretofore taken and with the additional proceedings proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Exchange Securities.

Based upon the foregoing, I am of the opinion that, upon compliance with the terms and conditions of the Indenture with respect to the creation, authentication and delivery of the Exchange Securities, the due execution by the Company and authentication and delivery by the Trustee under the Indenture of the Exchange Securities, and the issuance and delivery of the Exchange Securities as contemplated in the Registration Statement (after effectiveness) and in accordance with corporate authorizations, the Exchange Securities will constitute in the hands of holders thereof valid and binding obligations of the Company.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the related prospectus.


Very truly yours,


/s/ Lorrie D. Scott

Lorrie D. Scott
Senior Legal Counsel